Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-135402), Form S-3 (File No. 333-189180), Form S-8 (File No. 333-193405) and Form S-8 (File No. 333-32921) of Bear State Financial, Inc. of our report dated December 17, 2015, with respect to the financial statements of Metropolitan National Bank as of December 31, 2014, and for the year then ended, included in this Current Report of Bear State Financial, Inc. on Form 8-K/A filed December 17, 2015.

/s/ BKD, LLP

Springfield, Missouri

December 17, 2015